Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Assembly Biosciences, Inc. on Form S-8 (No. 333-xxxxxx ) to be filed on or about September 17, 2014 of our report dated March 28, 2014 on our audits of the financial statements of Assembly Biosciences, Inc. (formerly known as Ventrus Biosciences, Inc.) as of December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013, and for the period from October 7, 2005 (inception) to December 31, 2013 which report is included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2014.

/s/ EisnerAmper LLP

New York, New York
September 16, 2014